Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-129258) of Sunstone Hotel Investors, Inc. and in the related Prospectus of our report dated November 11, 2005 with respect to the financial statements of Century Plaza Hotel, included in the Current Report on Form 8-K of Sunstone Hotel Investors, Inc. dated December 16, 2005.

/s/ Ernst & Young LLP

Phoenix, Arizona

December 15, 2005